Exhibit 10.24

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of March 20, 2026 (the “Effective Date”), by and among Ocean Minerals, LLC, a Cayman Islands limited liability company (“OML”), and American Ocean Minerals Corporation, a Delaware corporation, or its designee (the “Purchaser”). Each of OML and the Purchaser is referred to individually herein as a “Party” and, collectively, as the “Parties.” Certain defined terms used in this Agreement have the meanings set forth or referenced in Section 2 of this Agreement.

RECITALS

WHEREAS, OML desires to sell to the Purchaser, and the Purchaser desires to acquire from OML, the Purchased Units (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Purchase and Sale of Membership Interest Units.

1.1 Sale and Issuance of Membership Interest Units. On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase and OML agrees to sell and issue to the Purchaser an aggregate of 977,995 Membership Interest Units (the “Purchased Units”) for the purchase price of Twenty Million U.S. Dollars ($20,000,000) (the “Purchase Price”).

1.2 Option to Acquire Additional Membership Interest Units.

(a) Optional Units; Ownership Threshold. On the terms and subject to the conditions set forth in this Agreement, at any time and from time to time following the Initial Closing (as defined below), the Purchaser may purchase, at its election in its sole and absolute discretion, and OML agrees to sell and issue to the Purchaser, up to such number of additional Membership Interest Units (the “Optional Units”) as shall be necessary for the Purchaser to hold, in the aggregate, at least sixty-seven percent (67%) of the outstanding Membership Interest Units, assuming full conversion or exercise of all outstanding options, warrants, convertible securities, or similar rights, subject to the valuation and pricing provisions set forth in this Section 1.2.

(b) Optional Unit Price. The purchase price for each Optional Unit (the “Unit Price”) shall be equal to $20.45 per share for any Closing that occurs prior to September 30, 2026. Otherwise, the Unit Price for each Optional Unit shall be equal to the Fair Market Valuation divided by the Fully Diluted Membership Interest Units, where: (i) “Fair Market Valuation” means the pre-money equity valuation of OML determined in accordance with Section 1.2(c) of this Agreement; provided that, unless otherwise agreed in writing by OML, the Fair Market Valuation shall not result in a Unit Price less than $20.45 per Optional Unit; and (ii) “Fully Diluted Membership Interest Units” means, as of the Valuation Date, the total number of issued and outstanding Membership Interest Units, assuming full conversion or exercise of all outstanding options, warrants, convertible securities, or similar rights.

(c) FMV-Based Valuation. Subject to the Purchaser’s election pursuant to Section 1.2(a) of this Agreement, the Fair Market Valuation shall be determined by an independent valuation firm mutually agreed by the Parties (the “Independent Valuation Firm”), provided that the Purchaser’s election may be contingent upon its decision to proceed following the Independent Valuation Firm’s determination of the Fair Market Valuation. If the Parties fail to agree on an Independent Valuation

Firm within ten (10) days of the election, each Party shall nominate one qualified valuation firm, and those two firms shall jointly appoint a third qualified valuation firm to serve as the Independent Valuation Firm within ten (10) days thereafter. The Independent Valuation Firm shall determine the Fair Market Value using market-based pricing inputs, including forward price curves, benchmark indices, agreed discount factors, and other economic inputs it deems appropriate, and shall reflect the fair market value of OML on a going-concern basis, excluding transaction-specific synergies. The resulting valuation shall be final and binding absent manifest error. The Parties shall provide the Independent Valuation Firm with reasonable access to all relevant information and shall use reasonable efforts to cause the Independent Valuation Firm to deliver a written report within thirty (30) days of engagement. The fees and expenses of the Independent Valuation Firm shall be shared equally by OML and the Purchaser.

1.3 Closings; Delivery.

(a) On the Effective Date, the Purchaser shall pay to OML an advance of $7,500,000 as a non-refundable advance against the Purchase Price (the “Advance”) and OML shall in exchange therefor sell and issue to the Purchaser 366,748 of the Purchased Units (the “Advance Units”). On the Effective Date, (i) OML shall deliver to the Purchaser a certificate representing the Advance Units, or other evidence of the issuance of such Membership Interest Units to the Purchaser in accordance with the Effective Date Company Agreement, and (ii) the Purchaser shall deliver to OML the Advance by wire transfer of immediately available funds to an account designated in writing by OML to the Purchaser (the “Advance Closing”).

(b) The closing of the purchase and sale of the Purchased Units (the “Initial Closing”) shall take place remotely by electronic exchange of executed documents and wire transfer of immediately available funds no later than the earlier of (i) the first Business Day following the date on which both the Go Public Transaction and Exchange Transaction have been consummated, or (ii) September 30, 2026, provided that, by written notice from the Purchaser to OML, the Purchaser may specify an earlier date for the Initial Closing (any such date for the Initial Closing, the “Initial Closing Date”). Subject to the terms and conditions of this Agreement, on the Initial Closing Date, the Purchaser shall purchase from OML, and OML shall sell and issue to the Purchaser, the Purchased Units, less the number of Advance Units, and the Purchaser shall pay to OML the Purchase Price, less the amount of the Advance.

(c) If the Purchaser desires to purchase all or any portion of the Optional Units following the Initial Closing Date, the Purchaser shall deliver a notice (an “Option Notice”) to that effect to OML. Any Option Notice shall set forth (i) the number of Optional Units that the Purchaser desires to purchase, (ii) the applicable Unit Price and (iii) the date (which shall be a Business Day not less than five (5) Business Days after delivery of the Option Notice) on which the Purchaser desires to consummate the purchase and sale of such Optional Units. The closing of the purchase and sale of any Optional Units (each such closing, an “Optional Closing”) shall take place remotely by the electronic exchange of executed documents and wire transfer of immediately available funds on one or more dates (each, an “Optional Closing Date”). Each Optional Closing Date shall be the Business Day indicated by the Purchaser to OML in the Option Notice or such other date as may be agreed by the Parties in writing. On each Optional Closing Date, subject to the terms and conditions of this Agreement, the Purchaser shall purchase and OML shall sell and issue to the Purchaser the number of Optional Units indicated by the Purchaser in the applicable Option Notice, and the Purchaser shall pay to OML an amount equal to the applicable Unit Price multiplied by the number of Optional Units being purchased and sold on such Optional Closing Date (the “Optional Unit Purchase Price”).

(d) At each Closing, (i) OML shall deliver to the Purchaser (A) a certificate representing the Purchased Units or the Optional Units, as applicable, or other evidence of the issuance of such Membership Interest Units to the Purchaser in accordance with the Effective Date Company Agreement or Fourth Amended and Restated Company Agreement, as applicable, and (B) the other documents contemplated for delivery by OML pursuant to Section 6 of this Agreement, and (ii) the Purchaser shall deliver to OML (A) the applicable portion of the Purchase Price or Optional Unit Purchase Price for such Closing by wire transfer of immediately available funds to an account designated in writing by OML to the Purchaser, and (B) with respect to the Initial Closing, the Interim Company Agreement Amendment duly executed by the Purchaser and the other documents contemplated for delivery by the Purchaser pursuant to Section 7 of this Agreement.

1.4 Certain Adjustments. In the event of changes in the outstanding Membership Interest Units by reason of unit dividend, unit split-up, recapitalization, reclassification, combination or exchange of units, separation, reorganization, liquidation, or similar capital events, the number and class of the Purchased Units and the Optional Units and the Purchase Price and the Unit Price, each as applicable, shall be correspondingly adjusted to give the Purchaser, upon the purchase of any Purchased Units or any Optional Units, as applicable, for the same aggregate Purchase Price or Unit Price, as applicable, the total number, class, and kind of Membership Interest Units or other equity securities of OML as the Purchaser would have owned had such Purchased Units or any Optional Units been purchased prior to the event and had the Purchaser continued to hold such Purchased Units or any Optional Units until after the event requiring adjustment.

1.5 Use of Proceeds. OML shall use the proceeds from the sale of the Purchased Units and the Optional Units for exploration and other activities in accordance with the Exploration License, including the “Proposed Work Plan” set forth therein, activities required to obtain the Pre-Feasibility Study, maintenance and operation of the Anuanua Moana vessel and other exploration equipment, and for other general corporate purposes materially in accordance with its budgets prepared pursuant to Section 9.1 of the Effective Date Company Agreement.

2. Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

(b) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director, manager or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(c) “Authority” means the Cook Islands Seabed Minerals Authority.

(d) “Business Day” means any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York.

(e) “Closing” means the Advance Closing, the Initial Closing or an Optional Closing, as applicable.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended.

(g) “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by OML or its subsidiaries in the conduct of their business and/or as currently proposed to be conducted.

(h) “Data Room” means the electronic data room containing documents and materials maintained by OML and hosted by SharePoint in connection with the transactions contemplated by this Agreement. Where this Agreement states that documents or materials have been “made available in the Data Room” it means that such documents and materials have been uploaded to the Data Room and are accessible by the Purchaser and their respective employees, agents, consultants, advisors and representatives as of the close of business not less than three (3) Business Days prior to the Effective Date.

(i) “Effective Date Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement, dated February 27, 2024, of the Company, as amended by the Interim Company Agreement Amendment.

(j) “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(k) “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (i) the presence, release of, or exposure to, any Hazardous Substances; or (ii) any actual or alleged non-compliance with any Environmental Law.

(l) “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substances; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

(m) “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

(n) “Equity Exchange Agreement” means an Equity Exchange Agreement to be entered into on the Initial Closing Date among a publicly traded entity with shares listed on a recognized stock exchange in the United States and certain members of OML in the form annexed hereto as Exhibit B.

(o) “Exchange Transaction” means (i) the transactions contemplated by the Equity Exchange Agreement and (ii) the exchange of outstanding Unit Options of OML for options to purchase shares of common stock of the same issuer for which Membership Interest Units are exchanged under the Equity Exchange Agreement.

(p) “Exploration License” means the exploration license pursuant to and in accordance with the Seabed Minerals Act on February 23, 2022, granting Moana the exclusive rights to explore for polymetallic nodules within the area as specified in the Exploration License, for a period determined by the Minister in accordance with the Seabed Minerals Act, with the ability to apply for successive renewals, and otherwise in the form of the model exploration license set forth in Schedule 8 of the Exploration Regulations, without any conditions or restrictions other than such conditions or restrictions reasonably acceptable to the Purchaser acting in good faith, including all documents filed in connection with the application for the Exploration License.

(q) “Exploration Regulations” means the Cook Islands Seabed Minerals (Exploration) Regulations 2020.

(r) “FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

(s) “Final Closing” shall mean a Closing that results in the Purchaser becoming the holder of an aggregate of at least sixty-seven percent (67%) of the outstanding Membership Interest Units, assuming full conversion or exercise of all outstanding options, warrants, convertible securities, or similar rights. For purposes of clarity, the Initial Closing shall be deemed to be the Final Closing as long as the Exchange Transaction has been fully consummated on or before the date of the Initial Closing, thereby resulting in the satisfaction of the ownership condition of the preceding sentence to be satisfied.

(t) “Fourth Amended and Restated Company Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of OML to be entered into on the date of the Final Closing in the form annexed hereto as Exhibit A.

(u) “GAAP” means United States generally accepted accounting principles in effect from time to time.

(v) “Government Official” means (i) any elected or appointed official (whether in the military, executive, legislative, or judicial branches of government) of a local, state, provincial, regional or national government (or of any department or agency of those types of government bodies), (ii) any government employee, part-time or full-time government worker, or anyone “acting in an official capacity” (i.e., acting under a delegation of authority from a government to carry out government responsibilities), (iii) any political party member, political party official, or candidate for political office, (iv) any official or employee of a public international organization such as the World Bank or United Nations, or of any department or agency of those types of organizations, or (v) any official, representative, or employee of a company that is under even partial ownership or control by a government.

(w) “Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental or quasi-governmental authority, agency, board, bureau, commission, department, court, tribunal, or other instrumentality, or any regulatory, administrative or other body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(x) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

(y) “Go Public Transaction” means a transaction, or series of transactions, whereby either the shares in the capital stock of the Purchaser are listed on a recognized stock exchange in the United States, or all, but not less than all, of the issued and outstanding shares in the capital stock of the Purchaser have been acquired by a publicly traded entity with shares listed on a recognized stock exchange in the United States.

(z) “Hazardous Substances” means any substances, materials, or wastes that, because of their quantity, concentration, or physical, chemical, or infectious characteristics, may pose a present or potential hazard to human health or the environment when improperly used, stored, treated, disposed of, generated, manufactured, transported, or otherwise handled.

(aa) “IFRS” means International Financial Reporting Standards, as in effect from time to time, applied on a consistent basis.

(bb) “Interim Company Agreement Amendment” means the First Amendment to Third Amended and Restated Limited Liability Company Agreement of OML to be entered into on the Effective Date in the form annexed hereto as Exhibit D.

(cc) “International Anti-Corruption Laws” means all applicable United States, United Kingdom, European Union and other applicable jurisdictions’ anti-bribery, anti-corruption, and anti-money laundering laws, including the FCPA.

(dd) “International Trade Laws” means all applicable United States, United Kingdom, European Union and other applicable jurisdictions’ economic sanctions, export control, and import and customs laws.

(ee) “knowledge” including the phrase “to OML’s knowledge”, means the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of Hans Smit, John Halkyard, David Huber, David Keddington, Karl Winter, Laurie Meyer, Gary van Eck, and Jayesh Porwal.

(ff) “Law” means any international, national, federal, state, provincial or local law, constitution, treaty, convention, statute, Governmental Order, ordinance, code, rule or regulation, or common law in each case, of any Governmental Authority of competent authority and jurisdiction.

(gg) “Licensed Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing in which OML holds exclusive or non-exclusive rights or interests granted by license from other Persons, and in any and all such cases that used by OML or its subsidiaries in the conduct of their business and/or as currently proposed to be conducted.

(hh) “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, occurrences, facts, conditions, changes or effects, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of OML and its subsidiaries taken as a whole, or the ability of OML to consummate timely the transactions contemplated by this Agreement, but shall exclude any event, occurrence, fact, condition, change or effect, resulting from: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which OML operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) at the written request of the Purchaser; (vi) any changes in applicable Laws or accounting rules; (viii) the public announcement of the transactions contemplated by this Agreement; or (ix) any failure by OML to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that in the case of each of the foregoing clauses (i), (ii), (iii), (iv) and (vi) any such event, occurrence, fact, condition, change or effect shall not be excluded to the extent that it has or would reasonably be expected to have a disproportionate adverse effect on the business, financial condition or results of operations of OML and its subsidiaries, taken as a whole, relative to that of other companies operating in the same industries in which OML operates.

(ii) “Membership Interest Units” means Units (as that term is defined in the Effective Date Company Agreement).

(jj) “Minister” means the responsible Minister under the Seabed Minerals Act.

(kk) “Moana” means Moana Minerals Limited, a Cook Islands registered company.

(ll) “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

(mm) “Outside Date” means 11:59 p.m. (New York time) on June 30, 2026, or such other date as the Parties may mutually agree.

(nn) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(oo) “Pre-Feasibility Study” means a pre-feasibility study submitted in accordance with the Exploration License.

(pp) “Restricted Party” means any Person (i) included on one or more Restricted Party Lists, or (ii) owned by or acting on behalf of a Person included on one or more Restricted Party Lists.

(qq) “Restricted Party List” includes (i) the list of sanctioned entities maintained by the United Nations, (ii) the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC, (iii) the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce, (iv) the consolidated list of Persons, Groups and Entities subject to European Union Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy, and (v) similar lists of restricted parties maintained by other applicable governments.

(rr) “Right” means any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class of OML or any OML Subsidiary, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

(ss) “Seabed Minerals Act” means the Cook Islands Seabed Minerals Act 2019, as amended, and all regulations promulgated thereunder, including the Exploration Regulations.

(tt) “Securities Act” means the Securities Act of 1933, as amended, of the United States and the rules and regulations promulgated thereunder.

(uu) “Transaction Agreements” means this Agreement, the Interim Company Agreement Amendment, the Fourth Amended and Restated Company Agreement, and the Equity Exchange Agreement.

(vv) “Transocean” means Transocean Minerals Holdings Limited, a Bermuda exempted company.

(ww) “Transocean Loan” means the amended and restated loan agreement for aggregate principal amount of $9,818,159 among Kiva Marine Limited, a wholly owned subsidiary of OML, as borrower, Transocean, as lender, and OML, as guarantor, dated February 6, 2024, as amended by that certain first amendment to amended and restated loan agreement dated as of February 6, 2025, and as further amended by that certain second amendment to amended and restated loan agreement dated as of July 16, 2025, and as may be further amended from time to time.

(xx) “Transocean Loan Purchase Agreement” means that certain loan purchase agreement, dated as of the date hereof, by and between the Purchaser and Transocean.

(yy) “Valuation Date” means the date on which a Fair Market Valuation is determined.

3. Representations and Warranties of OML. OML hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Effective Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 3 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

3.1 Organization, Good Standing, Limited Liability Company Power and Qualification. OML is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite limited liability company power and authority to carry on its business as now conducted and as presently proposed to be conducted. OML is duly qualified to transact business and is in good standing in each jurisdiction in which it does business.

3.2 Capitalization.

(a) The authorized capital of OML consists, immediately prior to the Initial Closing, solely of 10,000,000 Membership Interest Units, 4,689,434 of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding Membership Interest Units have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. No other class of member interest units has been authorized.

(b) OML has reserved 517,312 Membership Interest Units for issuance to officers, managers, employees and consultants pursuant to the Ocean Minerals, LLC 2022 and 2024 Unit Option Plans duly adopted by the Board of Managers of OML (collectively, the “OML Option Plan”). Of such reserved Membership Interest Units, options to purchase 517,312 Membership Interest Units have been granted and are currently outstanding (“Unit Options”), and no Membership Interest Units remain available for issuance to officers, managers, employees and consultants pursuant to the OML Option Plan. OML has made available to the Purchaser complete and accurate copies of the OML Option Plan and each option award agreement pursuant to which such options were issued thereunder. Except for the foregoing options, there are no warrants or any other securities exercisable to acquire, or convertible into, Membership Interest Units of OML issued and outstanding.

(c) Section 3.2(c) of the Disclosure Schedule sets forth the capitalization of OML, including the number of Membership Interest Units and the record and beneficial holders thereof of the following: (i) issued and outstanding Membership Interest Units; and (ii) outstanding Membership Interest Unit options, including vesting schedule and exercise price. Except for the Membership Interest Units and Rights described in Section 10.2(b) of this Agreement and Section 3.2(c) of the Disclosure Schedule, and except for the Membership Interest Units issuable upon the conversion of the Transocean Loan, there are no outstanding Rights with respect to any Membership Interest Units or other equity interest or other security of any class of OML.

(d) None of OML’s Membership Interest Unit purchase agreements or OML Membership Interest Unit option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the OML Option Plan is not assumed in an acquisition. OML has never adjusted or amended the exercise price of any OML Membership Interest Unit options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Effective Date Company Agreement, OML has no obligation (contingent or otherwise) to purchase or redeem any of its Membership Interest Units.

(e) To OML’s knowledge, any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which OML makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To OML’s knowledge, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f) OML has obtained valid waivers of any Rights by other parties to purchase any of the Membership Interest Units covered by this Agreement.

3.3 Subsidiaries.

(a) Other than the entities set forth in Section 3.3(a) of the Disclosure Schedule (each, an “OML Subsidiary”), OML does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. OML is not a participant in any joint venture, partnership or similar arrangement.

(b) Section 3.3(b) of the Disclosure Schedule sets out the form of entity and jurisdiction of incorporation or organization for each OML Subsidiary. Each of the OML Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation. Each OML Subsidiary has all requisite company power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each OML Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. All of the outstanding equity securities of each of the OML Subsidiaries are owned beneficially and of record by OML, free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever, and there are no outstanding Rights with respect to any equity interest or other security of any class of any OML Subsidiary.

3.4 Authorization. All company action required to be taken by OML’s Board of Managers and members in order to authorize OML to enter into the Transaction Agreements and to perform its obligations thereunder has been taken. All action on the part of the officers of OML necessary for the execution and delivery of the Transaction Agreements, the performance of all of its obligations thereunder, and the issuance and delivery of the Purchased Units and Optional Units has been taken. The Transaction Agreements, when executed and delivered by OML, shall constitute valid and legally binding obligations of OML, enforceable against OML in accordance with their respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of Purchased Units and Optional Units. The Purchased Units, including the Advance Units, and the Optional Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement, the Purchased Units, including the Advance Units, and the Optional Units will be issued in compliance with all applicable federal and state securities laws.

3.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, and except as set forth on Section 3.6 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of OML in connection with the consummation of the transactions contemplated by this Agreement or the Equity Exchange Agreement.

3.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to OML’s knowledge, currently threatened in writing (a) against OML or any OML Subsidiary, or any officer, manager or director of OML or an OML Subsidiary arising out of their employment or board relationship with OML or applicable OML Subsidiary or (b) that questions the validity of the Transaction Agreements or the Equity Exchange Agreement or the right of OML to enter into them, or to consummate the transactions contemplated thereby. Neither OML nor, to OML’s knowledge, any OML Subsidiary, or any of OML or OML Subsidiary’s officers, managers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, managers or directors, such as would adversely affect OML). There is no action, suit, proceeding or investigation by OML or an OML Subsidiary pending or which OML or an OML Subsidiary intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to OML or an OML Subsidiary) involving the prior employment of any of OML’s or an OML Subsidiaries’ employees, their services provided in connection with OML’s or OML’s Subsidiaries’ business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.8 Compliance with Other Instruments. OML is not in violation or default (a) of any provisions of its certificate of formation, limited liability company agreement, bylaws or other applicable charter or organizational documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (e) of any provision of law, statute, rule or regulation applicable to OML, the violation of which would be materially adverse to OML. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of OML or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to OML or any OML Subsidiary.

3.9 Agreements; Actions.

(a) Except for the Transaction Agreements, the Transocean Loan and the debt for which OML is a guarantor as described in Section 3.9(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which OML is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, OML in excess of $250,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from OML, (iii) the grant of rights to manufacture, supply, service or operate any vessel or other equipment in connection with the exploration, development or extraction of offshore mineral resources, or (iv) indemnification by OML with respect to infringements of proprietary rights.

(b) OML has not (i) declared or paid any distributions, or authorized or made any distribution upon or with respect to any of its equity securities, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 3.9, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons OML has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c) OML has not received notice of a default and is not in default under, or with respect to, or in breach of, any material contractual obligation nor does any condition exist that with notice or lapse of time or both would constitute a default or breach thereunder. All contracts are valid, subsisting, in full force and effect and binding upon OML and the other parties thereto, and OML has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, except to the extent that the failure of any such payment or liability would not have a Material Adverse Effect. To OML’s knowledge, no other party to any such contract is in default or breach thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default or breach by such other party thereunder, except, to the extent that such default or breach would not have a Material Adverse Effect.

3.10 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and standard confidentiality agreements, (ii) standard director and officer indemnification agreements approved by the Board of Managers and made available in the Data Room, (iii) contracts with consultants providing services to OML approved by the Board of Managers and made available in the Data Room, (iv) the purchase of Membership Interest Units and the issuance of options to purchase Membership Interest Units, in each instance, approved in the written minutes of the Board of Managers made available in the Data Room, and (v) the Transaction Agreements, there are no agreements, understandings or proposed transactions between OML and any of its officers, managers, directors, employees or consultants, or any Affiliate thereof.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, OML is not indebted, directly or indirectly, to any of its managers, directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. To OML’s knowledge, none of OML’s managers, directors, officers, employees, consultants who are also members of OML, or any members of any such person’s immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to OML or, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of OML’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which OML is affiliated or with which OML has a business relationship (other than the ownership interest of certain members of OML in Deep Reach Technology, Inc.), or any firm or corporation which competes with OML (collectively “Conflict of Interest”); provided, however, that the ownership by any managers, directors, officers or employees of OML, or members of the immediate family of any of the foregoing of (x) not more than two percent (2%) of the outstanding capital stock of publicly traded companies that may compete with OML, or (y) a financial interest in any contract with OML shall not be deemed a Conflict of Interest.

3.11 Rights of Registration and Voting Rights. OML is not under any obligation to register under the Securities Act or similar Law of any other jurisdiction any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To OML’s knowledge, no member of OML has entered into any agreements with respect to the voting of Membership Interest Units or other equity securities of OML other than as set forth in OML’s company agreement as currently in effect.

3.12 Tax Matters.

(a) OML has filed, or caused to be filed on its behalf, on a timely basis all income tax returns and all material non-income tax returns required to be filed by it (after giving effect to any extensions that have been requested by, and granted to such Person by the applicable taxing authority) and all such tax returns were true, correct and complete in all material respects. OML has paid or caused to be paid on its behalf all income taxes and all material non-income taxes required to be paid by it. OML (i) has not executed or granted any waiver or agreed to any extension with respect to any statute of limitations on the assessment or collection of any material tax and (ii) does not have any power of attorney in effect with respect to any taxes.

(b) OML has withheld all material taxes from payments to any applicable Person and timely paid such taxes to the appropriate taxing authority in compliance with all applicable laws.

(c) OML has not applied to any taxing authority for any tax ruling, including any application for a private letter ruling that has been withdrawn.

(d) No taxing authority has asserted any deficiency or assessment, or proposed any adjustment, of any material taxes against OML that has not been fully resolved. No claim has been made in writing by any taxing authority in a jurisdiction where OML does not file tax returns that OML is or may be subject to taxation by that jurisdiction.

(e) OML has not participated in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the income tax regulations promulgated under the Code.

(f) On February 26, 2022, OML made a valid election on U.S. Internal Revenue Service Form 8832 to be classified as a disregarded entity for U.S. federal income tax purposes, effective December 23, 2021. From December 23, 2021, until January 1, 2022 (the “Unit Exchange Date”), OML was classified as a disregarded entity for U.S. federal income tax purposes. At all times since the Unit Exchange Date, OML has been classified as a partnership for U.S. federal income tax purposes.

(g) OML has provided the Purchaser with true, correct and complete copies of any and all opinions, memoranda, or slide decks it has obtained from its advisors regarding tax planning or tax exposure matters of, or with respect to, OML.

3.13 Company Documents. The certificate of registration and limited liability company agreement of OML (and each other applicable charter or organizational documents in the case of each OML Subsidiary) are in the form made available in the Data Room. The copy of the minute books of OML made available in the Data Room contains minutes of all meetings of managers, directors and members and all actions by written consent without a meeting by the managers, directors and members since the date of formation and accurately reflects in all material respects all actions by the managers, directors (and any committee of managers and directors) and members.

3.14 International Anti-Corruption and International Trade Laws. OML, its personnel and anyone acting on behalf of OML, have at all times (a) refrained from engaging, directly or indirectly, in unethical and/or illegal conduct, including corruption, extortion, money-laundering, tax evasion fraud and embezzlement and (b) complied with all applicable International Anti-Corruption Laws and International Trade Laws. OML has not, directly or indirectly, promised, offered, or given any financial or other direct or indirect benefit to anyone to secure an improper advantage, including by influencing an act, omission or decision of a Government Official. To OML’s knowledge, there has been no violation of International Anti-Corruption Laws or International Trade Laws. OML further represents that it has maintained, and has caused each of OML Subsidiary and each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with International Anti-Corruption Laws and International Trade Laws and to ensure that all books and records of OML accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither OML nor any of its officers, managers or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to International Anti-Corruption Laws or International Trade Laws.

3.15 Government Official Ownership. No Government Official (a) directly or indirectly owns any equity or other interest in OML (including, but not limited to, debt that is convertible into equity, call rights, or employment or other agreements that provide for compensation in equity), or (b) serves as a director, officer, agent, or other representative of OML.

3.16 Export Control Laws. OML has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the United States Foreign Investment Risk Review Modernization Act of 2018 and the regulations administered OFAC, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) OML has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) OML is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to OML’s knowledge, threatened claims against OML with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to OML’s exports; and (e) there are no actions, conditions, or circumstances pertaining to OML’s export transactions that would reasonably be expected to give rise to any material future claims. Neither OML nor any OML Subsidiary, nor any of OML’s or any OML Subsidiary’s respective Affiliates, managers, directors, officers, members, stockholders, employees, or, to OML’s knowledge, agents, has been (i) added to any Restricted Party List, (ii) debarred or otherwise excluded or declared ineligible to participate in government agreements, grants, or other programs financed in whole or in part by any United States federal government entity, or (iii) under investigation by any government agency or organization relating to potential violations of applicable laws. OML has not engaged in any business with or in, provided any services to or in, or used any funds to contribute to or finance the activities of or in, any Restricted Party.

3.17 Financial Statements. Complete copies of OML’s unaudited consolidated financial statements, consisting of the balance sheet of OML as at December 31 in each of the years 2023, 2024 and 2025 and the related statements of income and retained earnings, members’ equity, and cash flow for the years then ended (the “Financial Statements”) have been made available in the Data Room. The Financial Statements for OML and Moana Minerals Inc. have been prepared in accordance with GAAP and the Financial Statements of each OML Subsidiary formed in the Cook Islands have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of OML, and fairly present in all material respects the financial condition of OML as of the respective dates they were prepared and the results of the operations of OML for the periods indicated. The unaudited balance sheet of OML as of December 31, 2024, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” OML maintains a standard system of accounting established and administered in accordance with GAAP.

3.18 Undisclosed Liabilities. Except as set forth in Section 3.18 of the Disclosure Schedule, OML has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.19 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as set forth in Section 3.19 of the Disclosure Schedule, there has not been, with respect to OML, any event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Disclosure Schedule lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing; or (ii) used in or necessary for OML’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b) OML owns, exclusively or jointly with other Persons, all right, title, and interest in and to the Company Intellectual Property, free and clear of Encumbrances. OML is in full compliance with all legal requirements applicable to the Company Intellectual Property and OML’s ownership and use thereof.

(c) Section 3.20(c) of the Disclosure Schedule lists all licenses, sublicenses, and other agreements whereby OML is granted rights, interests, and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for OML’s current or planned business or operations. All such agreements are valid, binding, and enforceable between OML and the other parties thereto, and OML and such other parties are in full compliance with the terms and conditions of such agreements.

(d) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed, or used by OML or proposed to be used, and OML’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not, and will not infringe, violate, or misappropriate the intellectual property of any Person. OML has not received any communication, and no Action has been instituted, settled or, to OML’s knowledge, threatened that alleges any such infringement, violation, or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(e) Section 3.20(e) of the Disclosure Schedule lists all licenses, sublicenses, and other agreements pursuant to which OML grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding, and enforceable between OML and the other parties thereto, and OML and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating, any Company Intellectual Property.

3.21 Exploration License. The Exploration License is valid and in full force and effect. All fees and charges with respect to such Exploration License as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of the Exploration License.

3.22 Environmental Matters. OML is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (a) Environmental Notice or Environmental Claim; or (b) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing.

3.23 Compliance with Laws. OML has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties, or assets.

3.24 Full Disclosure. No representation or warranty by OML in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to OML that the following representations are true and complete as of the date of the Closing:

4.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Purchaser’s knowledge, currently threatened in writing (a) against the Purchaser, or (b) that questions the validity of the Transaction Agreements or the right of the Purchaser to enter into them, or to consummate the transactions contemplated thereby.

4.3 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to OML, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Purchased Units will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Units.

4.4 Disclosure of Information. The Purchaser has had an opportunity to discuss OML’s business, management, financial affairs and the terms and conditions of the offering of the Purchased Units with OML’s management and has had an opportunity to review OML’s facilities. The foregoing, however, does not limit or modify the representations and warranties of OML in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

4.5 Restricted Securities. The Purchaser understands that the Purchased Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Purchased Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that OML does not have any obligation to register or qualify the Purchased Units for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Units, and on requirements relating to OML which are outside of the Purchaser’s control, and which OML is not under any obligation and may not be able to satisfy. The Purchaser understands that this offering is not intended to be part of the public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

4.6 No Public Market. The Purchaser understands that no public market now exists for the Membership Interest Units, and that OML has not made any assurances that a public market will ever exist for the Membership Interest Units.

4.7 Legends. The Purchaser understands that the Purchased Units may be notated with one or all of the following legends:

“THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the Purchased Units represented by the certificate, instrument, or book entry so legended.

4.8 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.9 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders, members or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchased Units.

4.10 Cook Islands. Neither the Purchaser nor its Affiliates is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality in the Cook Islands.

4.11 Laws; International Anti-Corruption and International Trade Laws. Each of the Purchaser and its Affiliates is and has been in material compliance with all laws, statutes, rules or regulations applicable to the Purchaser or its Affiliates. The Purchaser, its Affiliates, and its and their personnel and anyone acting on behalf of the Purchaser or such Affiliates, have at all times (a) refrained from engaging, directly or indirectly, in unethical and/or illegal conduct, including corruption, extortion, money-laundering, tax evasion fraud and embezzlement and (b) complied with all applicable International

Anti-Corruption Laws and International Trade Laws. The Purchaser and its Affiliates have not, directly or indirectly, promised, offered, or given any financial or other direct or indirect benefit to anyone to secure an improper advantage, including by influencing an act, omission or decision of a Government Official. Neither the Purchaser, its Affiliates nor any of its or their officers, managers or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to International Anti-Corruption Laws or International Trade Laws.

4.12 Exculpation of the Purchaser. The Purchaser acknowledges that it is not relying upon any Person, other than OML and its officers, managers and directors, in making its investment or decision to invest in OML.

4.13 Brokers or Finders. Neither the Purchaser, nor any Person acting on behalf of the Purchaser, has incurred any liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with this Agreement or any of the transactions contemplated hereby.

5. Covenants.

5.1 Access. Until the Final Closing and upon reasonable advance notice from the Purchaser, OML shall, and shall cause each OML Subsidiary to, allow the Purchaser and their respective directors, officers, employees, agents, consultants and other advisors and representatives reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, contracts, permits, reports and records relating to OML, and the OML Subsidiaries as the Purchaser may reasonably request.

5.2 Operation of the Business of OML and the OML Subsidiaries.

(a) Until the Final Closing, except as expressly consented to by the Purchaser in writing, OML shall, and shall cause each OML Subsidiary to:

(i) conduct its business only in the ordinary course of business consistent with past practice; and

(ii) reasonably cooperate and confer with the Purchaser concerning matters of a material nature and otherwise report periodically to the Purchaser concerning the status of its business, operations and finances, and consider in good faith the Purchaser’s recommendations with respect to such matters.

(b) Until the Final Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing, OML shall not and shall cause the OML Subsidiaries not to:

(i) issue or authorize the issuance of any Membership Interest Units, Rights, or other equity interests or securities other than awards of options in accordance with the OML Option Plan;

(ii) institute, adopt or materially amend (or commit to institute, adopt or materially amend), except for amendments required by applicable law, any compensation or benefit plan, policy, program or arrangement applicable to any of its employees, officers, managers, directors or consultants involving the grant, award, sale or other issuance of Membership Interest Units, Rights, or other equity interests or securities;

(iii) amend or authorize the amendment of its certificate of formation, limited liability company agreement, bylaws or other applicable charter or organizational documents; or

(iv) agree, whether in writing or otherwise, or commit to take or refrain from taking any action that is inconsistent with this Section 5.2.

(c) In the event that the Final Closing occurs as a result of the consummation of the Exchange Transaction, OML shall, within three Business Days of such Final Closing, (i) take all necessary action in order to ensure that the Fourth Amended and Restated Company Agreement is in full force and effect to the extent not already in effect; and (ii) cause the Secretary of OML to deliver to the Purchaser a certificate certifying (a) the Certificate of Formation and Fourth Amended and Restated Company Agreement as in effect at the date thereof, (b) resolutions of the Board of Managers of OML approving the Fourth Amended and Restated Company Agreement, and (c) resolutions of the members of OML approving the Fourth Amended and Restated Company Agreement.

5.3 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, OML and the Purchaser shall use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to (i) obtain all authorizations, approvals, permits or waivers from, give all notices to, and make all filings with, all Governmental Authorities and regulatory bodies that are required under any law, statute, rule or regulation, (ii) obtain all other authorizations, approvals, consents or waivers from, and give all other notices to, all other Persons, (iii) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority or regulatory body that are deemed by OML to be applicable to the transactions contemplated by this Agreement that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) fulfill all conditions to this Agreement.

(b) OML shall, and shall cause each OML Subsidiary to, perform all activities necessary under and in compliance with the Exploration License and satisfy all terms and conditions thereof in order to, and shall, apply for a mining license as promptly as practicable in accordance with the Seabed Minerals Act and the Exploration Regulations to mine polymetallic nodules in the areas within the Exploration License.

5.4 Notification. Until the Final Closing, OML shall give prompt notice to the Purchaser of (a) any fact, circumstance, event or action, the existence, occurrence or taking of which would reasonably be expected to cause any representation or warranty of OML in this Agreement to be untrue or inaccurate in any material respect, and any potential or actual violation of International Anti-Corruption Laws or International Trade Laws, (b) any failure to comply with or satisfy any covenant or agreement of OML under this Agreement, and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement.

5.5 Public Announcement. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement shall be issued at such time and in such manner as the Parties may mutually agree unless such announcement is required by applicable Law or the rules and regulation of any securities exchange. The Purchaser and OML shall mutually agree with each other concerning the means by which OML’s employees, suppliers and others having dealings with OML or any OML Subsidiary will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.

5.6 Further Assurances. Subject to the other express provisions of this Agreement, upon the request of a Party made to another Party, the other Party shall (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

6. Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the remainder of the Purchased Units or the Optional Units at each Closing are subject to the fulfillment, on or before the applicable Closing, of each of the following conditions (as applicable), unless otherwise waived (in whole or in part) by the Purchaser:

6.1 Representations and Warranties. The representations and warranties of OML contained in Section 3 of this Agreement shall be true and correct in all material respects as of the date of each Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), with materiality being measured individually and on an aggregate basis with respect to any breaches or inaccuracies; provided that the representations and warranties set forth in Sections 3.1 (Organization, Good Standing, Limited Liability Company Power and Qualification), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.5 (Valid Issuance of Purchased Units and Optional Units), 3.8(a) (Compliance with Other Instruments), and 3.11 (Rights of Registration and Voting Rights)of this Agreement and any representation or warranty of OML that is qualified as to materiality, “Material Adverse Effect” or similar qualification shall be true and correct in all respects as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

6.2 Performance. OML shall have in all material respects performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by OML on or before the applicable Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants, agreements, obligations and conditions).

6.3 Compliance Certificate. OML shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 6.1 and 6.2 of this Agreement have been fulfilled.

6.4 Qualifications. All authorizations, approvals or permits, if any, (a) of any Governmental Authority or regulatory body of the Cayman Islands that are required in connection with the lawful issuance and sale of the Purchased Units or Optional Units, and (b) of the Authority, each as applicable, pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5 Board of Managers. As of the Advance Closing, the size and composition of the Board of Managers shall comply in all respects with the terms of the Effective Date Company Agreement, and as of the Final Closing, the size and composition of the Board of Managers shall comply in all respects with the terms of the Fourth Amended and Restated Company Agreement.

6.6 Interim Company Agreement Amendment; Fourth Amended and Restated Company Agreement. OML shall have (i) duly adopted on or before the Advance Closing, and the Purchaser and the other requisite members of OML named as parties thereto shall have executed and delivered, the Interim Company Agreement Amendment, which shall continue to be in full force and effect, and OML shall continue to be in full compliance thereof, as of the Advance Closing, and (ii) duly adopted on or before a Final Closing, and the Purchaser and the other requisite members of OML named as parties thereto shall have executed and delivered, the Fourth Amended and Restated Company Agreement, which shall continue to be in full force and effect, and OML shall continue to be in full compliance thereof, as of the Final Closing.

6.7 Secretary’s Certificate. With respect to the Advance Closing, the Secretary of OML shall have delivered to the Purchaser at the Advance Closing a certificate certifying (a) the Certificate of Formation and Effective Date Company Agreement as in effect at the Advance Closing, (b) resolutions of the Board of Managers of OML approving the Transaction Agreements and the transactions contemplated thereunder to be entered into on or before the Advance Closing, and (c) resolutions of the members of OML approving the Transaction Agreements to be entered into on or before the Advance Closing. With respect to the Initial Closing, the Secretary of OML shall have delivered to the Purchaser at the Initial Closing a certificate certifying (a) the Certificate of Formation and Effective Date Company Agreement as in effect at the Initial Closing, (b) resolutions of the Board of Managers of OML approving the Transaction Agreements and the transactions contemplated thereunder, and (c) resolutions of the members of OML approving the Transaction Agreements. With respect to the Final Closing, the Secretary of OML shall have delivered to the Purchaser at the Initial Closing a certificate certifying (a) the Certificate of Formation and Fourth Amended and Restated Company Agreement as in effect at the Final Closing, (b) resolutions of the Board of Managers of OML approving the Transaction Agreements and the transactions contemplated thereunder, and (c) resolutions of the members of OML approving the Transaction Agreements.

6.8 Proceedings and Documents. All limited liability company and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.9 Exploration License. The Exploration License shall be in full force and effect, and OML shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the foregoing.

6.10 Equity Issuances. OML shall not have issued or authorized the issuance of any Membership Interest Units, Rights, or other equity interests or securities other than awards of options in accordance with the OML Option Plan.

6.11 Transocean Loan Purchase Agreement. The transactions contemplated by the Transocean Loan Purchase Agreement shall have been consummated.

6.12 Go Public Transaction. With respect to the Initial Closing, the Go Public Transaction have been consummated on or before the date of the Initial Closing.

6.13 Use of Proceeds. OML shall have delivered to the Purchaser at the Closing a document detailing the proposed use of the proceeds from the sale of the Purchased Units and the Optional Units (the “Use of Proceeds”).

7. Conditions of OML’s Obligations at Closing. The obligation of OML to sell the Purchased Units or the Optional Units, as applicable, to the Purchaser at each Closing is subject to the fulfillment, on or before the applicable Closing, of each of the following conditions (as applicable), unless otherwise waived (in whole or in part) by OML, in each case with respect to the applicable Closing:

7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 of this Agreement shall be true and correct in all material respects as of the date of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

7.2 Performance. The Purchaser shall have performed and complied with in all material respects all other covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants, agreements, obligations and conditions).

7.3 Compliance Certificate. The Purchaser shall deliver to OML at the Closing a certificate certifying that the conditions specified in Sections 7.1 and 7.2 of this Agreement have been fulfilled.

7.4 Qualifications. All authorizations, approvals or permits, if any, (a) of any Governmental Authority of the Cayman Islands that are required in connection with the lawful issuance and sale of the Membership Interest Units pursuant to this Agreement and (b) of the Authority, as applicable, shall be obtained and effective as of the Closing.

8. Termination

8.1 Termination by the Parties. This Agreement may be terminated at any time:

(a) by the mutual written consent of OML and the Purchaser;

(b) by the Purchaser by written notice to OML if:

(i) the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by OML pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1 or Section 6.2 of this Agreement and such breach, inaccuracy or failure cannot be cured by OML on or prior to the Initial Closing Date or an Optional Closing Date, as applicable;

(ii) any of the conditions set forth in Section 6 of this Agreement shall not have been fulfilled, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing Date or an Optional Closing Date, as applicable;

(iii) a Material Adverse Effect has occurred; or

(iv) if the Initial Closing has not occurred by the Outside Date; provided, however, that if the Initial Closing has not occurred by the Outside Date as a result of the Go Public Transaction not having been consummated by the Business Day prior to the Outside Date and as of such Business Day (A) the definitive agreement providing for the Go Public Transaction (the “GPT Agreement”) remains in effect and (B) the parties to the GPT Agreement are using commercially reasonable efforts to consummate the Go Public Transaction as promptly as possible (including by causing any unsatisfied conditions to the consummation of the Go Public Transaction to become satisfied), then the Outside Date shall be automatically extended to the date that is the earlier of (1) the date that is two (2) Business Days following the consummation of the Go Public Transaction and (2) the date that is the Business Day following the valid termination of the GPT Agreement (such date, the “Extended Outside Date”); provided, further, that the Purchaser may not terminate this Agreement under this Section 8.1(b)(iv) if its failure to fulfill any of its obligations or its breach of any of its representations or covenants has been the cause of, or resulted in, the failure of the Initial Closing to occur by the Outside Date or the Extended Outside Date, as applicable;

(c) by OML by written notice to the Purchaser if:

(i) OML is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 or Section 7.2 of this Agreement and such breach, inaccuracy or failure cannot be cured by the Purchaser on or prior to the Initial Closing Date or an Optional Closing Date, as applicable;

(ii) any of the conditions set forth in Section 7 of this Agreement shall not have been fulfilled, unless such failure shall be due to the failure of OML to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing Date or an Optional Closing Date, as applicable;

(iii) if the Initial Closing has not occurred by the Outside Date; provided, however, that if the Initial Closing has not occurred by the Outside Date as a result of the Go Public Transaction not having been consummated by the Business Day prior to the Outside Date and as of such Business Day (A) the GPT Agreement remains in effect and (B) the parties to the GPT Agreement are using commercially reasonable efforts to consummate the Go Public Transaction as promptly as possible (including by causing any unsatisfied conditions to the consummation of the Go Public Transaction to become satisfied), then the Outside Date shall be automatically extended to the Extended Outside Date (but no later than December 31, 2026); provided, further, that OML may not terminate this Agreement under this Section 8.1(c)(iii) if its failure to fulfill any of its obligations or its breach of any of its representations or covenants has been the cause of, or resulted in, the failure of the Initial Closing to occur by the Outside Date or the Extended Outside Date, as applicable; or

(d) by the Purchaser or OML in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 8, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) as set forth in this Section 8 and in Section 9 hereof;

(b) that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof; and

(c) termination of this Agreement shall not have any effect on any sale and purchase of Purchased Units or Optional Units consummated by the Parties prior to the effectiveness of such termination.

9. Miscellaneous.

9.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of OML and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or OML.

9.2 Successors and Assigns. OML may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Purchaser. No Party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Notwithstanding the foregoing, the Purchaser may assign this Agreement to any Person who is either (a) a Member or (b) not a Restricted Person (as those terms are defined in the Effective Date Company Agreement). Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Notwithstanding anything herein to the contrary, a signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.5 Interpretation and Construction. In the negotiation of this Agreement, each Party has received advice from its own attorney. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “asset” and “property” shall be construed to have the same meaning and effect. Where this Agreement states that a Party “shall,” “will,” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” shall be deemed references to the United States dollar.

9.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt, in each case to the respective Parties at their address or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Parties):

If to OML:

Ocean Minerals, LLC

c/o CO Services Cayman Limited

Willow House, Cricket Square

Grand Cayman, KY1-1001

Cayman Islands

Attention: Hans Smit

Email: [      ]

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

100 N. Tampa St., Suite 2700

Tampa, Florida 33602

Attention: Curt Creely

Email: [      ]

If to the Purchaser:

American Ocean Mineral Corporation

400 North Ashley Dr.

Suite 1900

Tampa, FL 33602

Attention: Philip Plough

Email: [      ]

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue, New York, NY 10166

Attention: John Gaffney

Email: [      ]

9.7 No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless OML from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. OML agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which OML or any of its officers, employees or representatives is responsible.

9.8 Expenses. Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Agreements.

9.9 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of OML and the Purchaser. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the Purchaser and each transferee of the Purchased Units or Optional Units, each future holder of the Purchased Units or Optional Units and OML.

9.11 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way, and the Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

9.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.13 Entire Agreement. This Agreement (including the Exhibits hereto) and the Interim Company Agreement Amendment and Fourth Amended and Restated Company Agreement, as applicable, constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between or among the Parties are expressly canceled.

9.14 Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts sitting in the State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state and federal courts sitting in the State of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the Parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.

OML:

OCEAN MINERALS, LLC, a Cayman Islands limited liability company

By:	/s/ Hans Smit
Name: Hans Smit
Title: Chief Executive Officer

PURCHASER:

AMERICAN OCEAN MINERALS CORPORATION., a Delaware corporation

By:	/s/ Philip Plough
Name: Philip Plough
Title: Authorized Representative

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT